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Nano Dimension

Business Update

Thursday, September 26, 2024, 7:30 AM ET

CORPORATE PARTICIPANTS

Yoav Stern - CEO

Shai Terem - CEO and President of Markforged

Zivi Nedivi - President

Tomer Pinchas - CFO & COO

Assaf Zipori – Markforged CFO

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

PRESENTATION

Operator

Good day ladies and gentlemen.

Welcome to Nano Dimensions and Markforged’s joint Investor Call in light of yesterday morning’s announcements of an agreement for Nano Dimension to acquire Markforged.

My name is Rocco, and I’m your operator for today’s event.

On the call with us today are Nano Dimensions Yoav Stern CEO and member of the board of directors Zivi Nedivi president and Tomer Pinchas CFO and COO along with Markforged Shai Terum CEO and president and Asaf Saori CFO.

Before we begin may I remind our listeners that certain information provided on this call may contain forward-looking statements and the Safe Harbor statement outlined in today’s earnings press release also pertains to statements made on this call if you have not received a copy of the press release please view it at the in the investor relations section of the company’s website a replay of today’s call will also be available on the investor relations section of the company’s website Yoav and Shai will begin the call with news on the combined company and deal followed by a question and answer session at which time the management team will answer questions.

I would now like to turn the call over to Nano Dimensions Yoav Stern and Markforged’s Shai Terum Yoav and Shai over to you.

Yoav Stern

Thank you very much this is Yoav speaking Shai thank you very much for participating with the teams Zivi and Tom from Nano and Asaf CFO from Markforged we have a very very exciting days and weeks and months ahead.

today is the first day and uh in slide number six you’ll be able to get a little bit of a taste of what you excited about this slide number six describes to you products that are Nano Dimensions electronic products and Desktop-metal uh Metal Products and others and then Nano Dimension micro Polymer Products is the Mount Rush motor you can see beside the quarter and this set of amazing products from the combined company of Nano Dimension Desktop-metal is meeting products as as per slide number seven which are products from Markforged which starts as I always say in this industry, everything starts with amazing material because if the material is not there then the rest of it doesn’t work Shai you want to speak a little bit about your product ?

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Shai Terum

Sure thank you Yoav and good morning everyone.

Haa we at Markforged here are focused on bringing industrial production to the point of need and as you can see here some examples of parts printed on our digital Forge solution Haa which is one of the most reliable solution to the factory floor and you can see parts which are printed with the advanced composites including in continuous fiber reinforcements and of course metals you can see like copper welding chain which is actually used on a automotive manufacturing Flor as we speak.

Yoav Stern

Thanks Shai um one of the key concept of building a platform that will lead this industry is that we are going to work on domains which are mutual to all of us. Domains can be defined as vertical markets with the specific application solutions for them, if you look at slide number uh nine I think.

Which is the four points and starts with the strengthening the leadership in a manufacturing, you can’t do it unless you have synergy and distribution channel synergy and go to market we all sell to Industrial Automation companies Aerospace industry military and defence Automotive uh specific Desktop-metal very strong in health care and uh and we sell of course to AC Academy research institutions.

Not different is Markforged which is joining us uh we are building a a comprehensive portfolio for Sol solutions that will enable the combined company to do two things:

A to lead this industry and B to do it while it is working and improving its profitability that’s a key thing that doesn’t exist in this industry and that’s the reason the industry and so much as public companies is not showing the value. We intend to get the value to be surfaced by focusing on being able to turn it into profitable by having three companies together.

Point number one in this is of course the portfolio of products. uh if you see the slide where you see the products including binder jetting Digital Light processing additive inkjets and diffused filament fabrication from Markforged this is a combination of the products and or combination of the technologies the products are in the fields that we discuss before electronics microprocessing of my polymers and uh and the special materials now Shai can definitely speak to that as they’re bringing this into the picture Shai would like to say a few words on that?

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Shai

Sure on the composite side and also on the metal size our core technology is around extrusion we have a range of materials from desktop printers all the way to the fx which is the large High scale for airospace applications and these printers are helping our customers to build functional parts that replace CNC Parts,machine parts right on the factory floor at the point of need by now we have about connected and active printers out there in the field and we are very excited to join the large portfolio of Nano Dimensions.

Yoav Stern

Thank you Shai uh next slide we speak at Point number two which is the important segment of metal AM the industry and the usage of additive manufacturing is just part of the digital industry 4.0 concept that we are carrying with the within ourselves because we have not only editing manufacturing but the part where editing manufacturing is penetrating the most the most and is showing the biggest amount of applications is the metal AM uh be it in uh defense and Aerospace be it in research of course be it in car industry and by bringing in Markforged we all not only bring the FX uh or the PX uh machines that are the industrial uh related machines that are using the materials we are bringing into our portfolio the material which is both a replacement from metal by being a polymer reinforced with fibbers and develop developed into giving solutions for polymers Stand Alone by themselves so so we are very very strong together with Desktop-metal in um our application and foray into the metal and the metal industry we’re talking about into manufacturing not into prototyping.

The next slide will is point number three again reinforces the materials and I can’t say it enough uh Shai just mentioned it I’ll say it again to you the one thing that attracted me in this industry to start with five years ago is the amount of work I could I felt I could do on materials and the minute I met Shai and the team in Markforged few years ago I looked at their materials which is call it composite materials or call it replacement for metal it’s a really a breakthrough and uh we’re very very excited that they are here together with us as part of the group.

The next slide discusses Point number four the financial strengths of Markforged growth and sales of close to 100 million close to 95 million in 2023 ER attractive extremely attractive over 30% of it was recurring Revenue guys this is the razor and the razor blade.

We’re talking now this Desktop-metal with recurrent Revenue which is closer to those numbers we’re talking about uh Markforged together with Nano will be a company that holds that almost has what’s called AAR annual revenue like when you have to from software the minute we have the machine in place we start to have recurring revenue on annual basis and Markforged is a big component on that secondly they have close to 50% gross margins this industry would not survive as a profitable industry if gross

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

margins are not being 50 and above better closer to 60 and that’s our aim by bringing Markforged to be part of this platform that we are have been building and have been patiently building over the last three years now it’s the major or the largest for with the combination of the Tre companies and we will take the margins up and we will deliver dollars to the bottom line.

The near term efficiencies as a result of the synergies are expected to be immediate all the three companies are located in Boston uh that that means headquarters of Nano Dimension is moving to Boston it’s headquarters of North America always was in Boston it’s true for Desktop- metal and for Markforged we us to have a lot of savings there and not to speak about turning three public companies into one public company a lot of money saved there.

And then point number four kind of summarizes three points that they mentioned earlier the scale will be a company that on perform a basis for the end of with $340 million in revenue and uh the capital we have cash to support the growth is $475 million cash and cash equivalent at the clause which means we have about $2 a share of cash now not more than that because we use the money to buy $340 million of Revenue and to merge it together and it is going to be profitable because our focus is not only to grow the top line but rather to build a business model that grows the bottom line.

Next transaction sorry the next slide speaks about transaction summary uh just that everything is published but I’ll just mention it to everybody here we acquired we’re acquiring 100% of Markforged it’s all in cash it Con it is translated to $5 a cash $5 a share per mark for forer which is a premium give or take 71% premium to uh the day before we close and 68% premium to 90 days vwap average of traded volume traded uh share price and volume nice premium for the shareholders of um Markforged which we’re very happy for and a very good price for us the total consideration is $115 million but if you look at the amount of cash that Markforged had at the end of June last number that was forly uh reported they had $93 million of cash uh some of it was restricted so even on the net it was73, 74 million of cash and we’re 115 million paying so it’s a company that Markforged that is has already started its focus on bottom line it did a turnaround moves by reducing head count and heads hence reduce the amount of cash they’re burning on an annual and accordly basis and we’re very excited when they’ll join us that this process will continue in combination with us and Desktop- metal the transaction is fully financed by us we don’t need any financing out outside financing and uh it’s expected to close in you know two three months hopefully the end of the year or beginning of uh q1 uh around that time depends closing is depends on Markforged shareholders approving it in the shareholder’s vote which we expect to be successful based on the information we have today and as much as regulatory approvals it’s only CFUS we don’t need the out CFUS approval so CFUS is a organization that we are working with now also on approvals Desktop-metal transactions so we’re very familiar with very very exciting.

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

The next slide will show you a little bit of history just for perspective I’m not going to repeat everything that happened in the last three years since the end of 2021 but during 2023 2024 it’s really two and a half years We performed seven Acquisitions of smaller very strategic companies that created the base from which we launched the q3 24 large Acquisitions which I promised for two three years that we will do but we were waiting for the right price.

We would have not done this a year or two earli ,earlier, because the price was wrong now price was right now we have structure that will enable the three companies to deliver results and the payment of the cost of it was to will be totally justifiable and not overly paid and it causes us to feel that while the financial structure is right in place we are lucky to be joined not only with numbers but with the teams that are coming from Markforged today and came from Desktop- metal to create a real platform which will be industry leader as so much as Innovation people management and creativity Shai you would like maybe to summarize on your side?

Shai

Sure thank you Yoav we are very proud PR and excited to join this amazing platform a lot of innovation that goes into real production application a very strong balance sheet and scale we believe we can together lead this industry.

Yoav

Thank you Shai uh operator we would uh be happy to answer questions if there are any.

Operator

Thank you if you would like to ask a question please press star than one on your telephone keypad if your question has already been address and you’d like to remove yourself from Q please press star than two once again that’s star than one if you have a question today’s first question comes from Greg Palm with Craig hem Capital group please go ahead

Greg Palm with Craig hem Capital group

yeah hey everyone uh thanks for taking the questions and congrats on on the deal maybe you know just starting can you give us a little bit of you know sort of background info and in and you know the process that was run and in terms of the deal price specifically $5 a share you know a little bit more color on how you landed there you know exactly you know from a you know revenue or valuation multiple especially in light of you know what you paid for Desktop-metal which assumes um at least on an Enterprise Value standpoint seems to be um a little little bit more

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Yoav

uh on my point Shai will speak on his uh angle from my point of view we’ have been looking at the valuation it’s not so much share per share price we look at the total Enterprise Value including the cash including the value of the business and we looked at the total number of dollars that goes out of our pocket to buy that. We had um our Bankers from Green Hill ER work uh on the numbers and compare very very in-depth work as comparative analysis to other valuations in this and other Industries and uh we feel that first of all in a revenue per sorry in a price comparing to revenue which is the lowest price that been paid in this industry from the other side on a price per share the shareholders of Markforged are getting a very nice premium of 70 you know 70 to 60 to 70% very very nice premium which is acceptable by the way it’s it’s it’s it’s a market and I’m happy to pay market and I’m happy that the shareholders of = Markforged will be receiving what the what what what it’s worth so the combination is that both sides like in every deal it’s a win-win situation it was a good price for us and a good price for the sholders of of um Markforged and is supported by the two bankers uh which did each one is work by itself and it’s supported by the process that will be published in in your proxy Shai you want to add to that?

Shai

it’s in the same lines thank you thank you Greg so we will be filing the proxy statement with all the details so you’ll be able to you guys will be able to see it later with that as Yoav said this transaction represent a very nice premium to our shareholders and it all in cash and once considering the cash utilization closing the Enterprise Value is essentially higher than what it looks today but we have a few more months to go.

Greg Palm with Craig hem Capital group

okay please and if I could you know ask about the the management team I I think Yoav have you had um talked about staying on as CEO when you announced the Desktop- metal transaction is that still still the case and in the combin now and any other changes to the management team that that you uh maybe foresee?

Yoav

yes stay and the management team is expected to join our management of the combined company some of the people will move to different um roles necessarily in Focus but we are creating an uh Office of the CEO which will be the most senior members of management of both companies we don’t see we didn’t see weakness serious weakness in the top management uh of uh the three companies we see certain opportunities to change roles and improve the efficacy of the combined management which is what we’ll do unfortunately there’s only one CEO and somebody needs to be that and that would be me but uh we’re working as a team.

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Greg Palm with Craig hem Capital group

Okay and then you know let’s just assume that both the Desktop- metal and Markforged deals go through you’ll have a pretty comprehensive ensive product portfolio following that do you see any hes I mean are there any other technologies that you think you’ll either want or maybe need to add at some point in the future?

Yoav

The answer the answer is yes there’s very very clear technologies that I intend to add in the future but I’m not going to describe it now because it’s uh it is uh involving information that is inside information.

Greg Palm with Craig hem Capital group

Okay I will uh leave it there thanks thanks everyone.

Yoav

Thank you very much for your interest sir.

Operator

Thank you and as a reminder ladies and gentlemen if you’d like to ask a question please press star than one and our next question for today comes from Troy Jensen with caner Fitzgerald please go ahead.

Troy Jensen with caner Fitzgerald

Hey gentlemen uh first off congrat I think as most of you know I’m a huge fan of Markforged and the products have always been you know high quality and whatnot so I wish you guys all the best on this but uh congrats Shai a and uh and the team but uh um how about quick first I guess my first thought would be um just metal platforms I agree with the strength that you’re seeing right now in metals or that the industry is um you know as you combine these three companies together you you’re gonna have you know the X1 you’re gonna have Desktop- metal and you’re gonna have a digital metal so I’m just kind of curious to know what your thoughts on product consolidation and um you know which is the best uh binder platform to kind of consolidate on

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Yoav

well the best binder Pro binder jetting Pro um program or product will win obviously but right now as St as we studying the Technologies we see a lot of complementary characteristics actually where the main main problem of this industry historically you know that Troy was spoke about it a lot is not necessarily the technology but people didn’t build Technologies with the thinking in mind of application and solution so the fact that we have the few Technologies we intend to organize them according to application and solution and certain binder Technologies are complimentary to each other because they go to different application based on specific characteristics of the materials and the technology and that’s that’s what we intend to do obviously once you add the the materials which are composite materials on the side of Markforged and the reinforced the polymers you’re now giving answers to the industry to the call it the met the need for metal manufacturing with a lot of other a lot of application and product that are combining uh the best the best application development and application fit in the industry.

Troy Jensen with caner Fitzgerald

okay perfect um just yeah I understand there will be product consolidation that’s a lot of the uh benefits right the cost savings and whatnot and can’t talk about them now but so you know we’ll see as it rolls out but um I guess my other thought too is just your strategist ownership now you know with Markforged you are going to be the largest shareholder of Stratassis and their largest competitor so can you kind of talk about and go ahead

Yoav

I’m sorry I’m sorry I’m sorry no no go ahead please I’m sorry no

Troy Jensen with caner Fitzgerald

I say I always had this thesis that I thought you guys were waiting and gone to get FDM through the acquisition of Stratasys and to piggy back on Greg’s question does this kind of kill the idea of you know getting bigger in FDM

Yoav

No um we are now talking to first of all we are the largest shold of Stratasys that didn’t change and uh we are talking to strategies from a very different angle now obviously you understand that uh we’re talking to them about potential strategic cooperation we’re talking to them about very friendly relationship where we can leverage each other with each other’s strength and weaknesses and we have a plan to continue to stay a major shareholder in strategies we invested the money originally it it was a Strategic investment and it was not a trading uh exercise and we intend to stay there and uh depends on the events in the market and and our capability to deliver dollars to the bottom line we may change that position even for the better so but it will be in cooperation with the Stratasys.

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Troy Jensen with caner Fitzgerald

Okay get it um and then how about you made a comment about having $2 in cash is that all liquid or does that include the shares the longer term Strategic investment and Stratasys.

Yoav

The $2 in cash is a rounded figure it’s actually maybe 2.2 which includes the um the the Holdings and strates if you look at the the um sorry the press release it say we have $475 million of cash and cash equivalent the cash equivalent is the acquis the Holdings and strategies so together it’s 475 now we have 219 million shares give take $2 so uh divide 475 to 219 you get to the give take $2 a share.

Troy Jensen with caner Fitzgerald

Gotcha all right all right I get it last one I’ll I just don’t think there’s probably a lot of questions so hog the floor here a bit but uh how about uh just a thought of uh rebranding now um you know with all these new platforms coming together are you going to still be Nano Dimensions or we be a branding out ?

Yoav

No we’re not going to be in dimension we’re going to Rebrand the whole group as we see today it’s a industry leader between the two or three industry leaders that you have traditionally historically I don’t think we want to compare ourselves to ourselves we want to compare ourselves to the new guy on the Block to the more Innovative to the more uh successful in as much as assortment of products and therefore we’re going to Rebrand .

Troy Jensen with caner Fitzgerald

yep totally agree all right well Yoav congrats thank you for consolidating the industry here and leading it at least and uh and Shai and team congrats also.

Yoav

Thank you very much joy

Operator

okay and our next question today yes sir it comes from Katherine Thompson with Edison please go ahead

Katherine Thompson with Edison

Hi there um I think on the last earnings call when you were asked about any further potential m&a you talked about being very focused on integration but that you would do more m&a within kind of management’s bandwidth with this acquisition you’ve just announce now is that it for kind of management bandwidth for the next months or so or could we still see further add-on m&a in the next 12 months?

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

Yoav

You may see addons while I don’t believe you’ll see addons in this size because we’re going to be focusing in the next 24 months plus in structuring the business right developing the channels together with Synergy developing the financial structure that will take dollars to the bottom line so I don’t expect a major acquisition unless it’s a merger or something but not not necessarily planned uh I expect uh potentially smaller Acquisitions that will need to be in order to complement certain in the product line.

Katherine Thompson with Edison

Okay um and then I’m not sure how much you can say about this but I know when we last spoke you were talking about the integration plans that were being put together for you know day one of Desktop- metal closing um I’m assuming now with this deal coming along as well does that kind of throw some of those plans up in the air or I guess were you doing this already in the knowledge that you were hoping to buy Markforged as well?

Yoav

The second part of your sentence we obviously and so everything is calculated into the day one and then there’ll be a day two.

Katherine Thompson with Edison

Right okay thank you

Yoav

Thank you very much

Operator

Thank you and as a reminder to ask a question please press star than one we’ll pause for just a moment to assemble our roster and ladies and gentlemen this concludes our question and answer session I’d like to turn the conference back over to Yoav for any closing remarks.

Yoav

Okay thank you very much Operator, thank you very much for everybody that participated today we have a few hundred uh I think uh and we’ll check it out but if you want to follow up please feel free to write us we would like to keep now in contact with three groups of shareholders which we’re very excited about that are going to become part of them liquid

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET

with being paid and part of them may want to invest or reinvest in the new Nano which will include their former company companies merge together we will encourage this very very much please consider our share being undervalued comparing to what we are and who we are today and it’s a beautiful opportunity and we would love to have you as shareholders thank you very much Shai thank you very much for participating.

Shai

Thank you everybody.

Operator

Thank you this concludes today’s conference we thank you all for attending Nano Dimensions conference call you may now disconnect your lines and have a wonderful rest of the day.

Nano Dimension

Thursday, September 26, 2024, 7:30 AM ET